As filed with the Securities and Exchange Commission on December 10, 1998
                                                      Registration No. 333-33147
--------------------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                           ---------------------------

                               Sigma Designs, Inc.
             (Exact name of Registrant as specified in its charter)

                           ---------------------------

        CALIFORNIA                      7372                  94-2848099
(State or other jurisdiction     (Primary Standard         (I.R.S. Employer
    of incorporation or       Industrial Classification  Identification Number)
       organization)                Code Number)

                              46501 LANDING PARKWAY
                            FREMONT, CALIFORNIA 94538
                                 (510) 770-0100

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           ---------------------------

                                  THINH Q. TRAN
                                  PRESIDENT AND
                             CHIEF EXECUTIVE OFFICER
                               SIGMA DESIGNS, INC.
                              46501 LANDING PARKWAY
                            FREMONT, CALIFORNIA 94538
                                 (510) 770-0100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ---------------------------


                                   Copies to:
                              DAVID J. SEGRE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300


                           ---------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If the only securities being delivered pursuant to this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                            CALCULATION OF REGISTRATION FEE

=======================================================================================================================
         Title of Each Class          Amount         Proposed Maximum       Proposed Maximum       Amount of
          of Securities to            to be           Offering Price       Aggregate Offering     Registration
           be Registered            Registered (1)      Per Share (2)          Price (2)              Fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock no par value............   1,100,000 shares    $2.63               $2,893,000           $804.25

=======================================================================================================================

(1) Includes shares of Common Stock which may be offered pursuant to this Registration Statement consisting of 1,100,000 shares issuable upon conversion of 45,000 shares of Series A Convertible Preferred Stock of the Company and issuable upon exercise of warrants issued in connection with the issuance of the Series A Preferred Stock. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of Common Stock as may become issuable upon conversion of or in respect of the Company's Series A Preferred Stock and Warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices).

(2) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq Stock Market on December 4, 1998, in accordance with Rule 457(c) under the Securities Act of 1933. A registration fee of $1,460 was paid by the Company in connection with the initial filing of Registration Statement No. 333-33147 on August 7, 1997.


                           ---------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                   PROSPECTUS


                                1,100,000 SHARES


                               SIGMA DESIGNS, INC.

                                  COMMON STOCK



         This Prospectus may be used only in connection with the resale, from time to time, of up to 1,100,000 shares of Common Stock of Sigma Designs, Inc. ("Sigma" or the "Company"), by the Selling Shareholders, as listed in the table on page 22 of this Prospectus. All of the shares covered by this Prospectus are to be sold by the Selling Shareholders. The Selling Shareholders will receive the shares upon conversion of our Series A Preferred Stock and exercise of warrants. This Post-Effective Amendment No. 1 to the Form S-3 Registration Statement is filed to add KA Investments LDC as a Selling Shareholder. KA Investments LDC purchased shares of Series A Preferred Stock and warrants exercisable for shares of our Common Stock from Banque Edouard Constant SA who originally purchased Series A Preferred Stock and warrants directly from us in a transaction not subject to registration with the Securities and Exchange Commission. We will not receive any of the proceeds from the sale of the shares. We will, however, pay the expenses incurred in registering the shares, including legal and accounting fees.

         The shares offered by this Prospectus may be offered and sold, from time to time, by the Selling Shareholders, or others who receive the shares pursuant to a valid transfer. Such offers and sales can take place in transactions (including block transactions) on the Nasdaq Stock Market (or any other exchange on which our Common Stock may then be listed), in privately-negotiated transactions, broker-dealer transactions, exchange transactions, short sales, or other methods. Sales may be made at market prices or negotiated prices. The Selling Shareholders will pay for any commission expenses and brokerage fees.

         Our Common Stock is traded on the Nasdaq Stock Market under the symbol "SIGM." On December 4, 1998, the last sale price for our Common Stock as reported on the Nasdaq Stock Market was $2.63 per share.


                          ---------------------------


         SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS.


                          ---------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The Date of this Prospectus is December 10, 1998

                              AVAILABLE INFORMATION


         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. Our Common Stock is quoted on the Nasdaq Stock Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Public may obtain information on the operation of the Public Reference Room by calling the Securities Exchange Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. We maintain a World Wide Web Site at http://www.sigmadesigns.com.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares covered by this Prospectus, reference is made to the Registration Statement. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998; (ii) the Company's Quarterly Report on Form 10-Q for the quarters ending April 30, 1998 and July 31, 1998; (iii) the Company's Proxy Statement relating to the Company's Annual Meeting of Shareholders held on June 12, 1998; and (iv) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on November 3, 1986, as amended on September 22, 1989.


         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.


         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Carol Kaplan, Director of Investor Relations, at the Company's principal executive offices at 46501 Landing Parkway, Fremont, California 94538, or by telephone at (510) 770-0100.






                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely effected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

         This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Prospectus.

History of Operating Losses; Recent Significant Losses; Liquidity

         We incurred significant losses in fiscal 1995, 1996, 1998 and during 1999 and had substantial negative cash flow in fiscal 1995, 1996, 1997, 1998 and during 1999. Since our introduction of the REALmagic Moving Picture Experts Group ("MPEG") product line in November 1993, we have made significant investments in marketing and technological innovation for our REALmagic products. As a result of our investments, we experienced significant losses through fiscal 1996. Fiscal 1995, 1996 and 1998 also included significant losses associated with products other than those related to our REALmagic technology. Since our inception through July 31, 1998, our total accumulated deficit is $39,205,000. We cannot assure you that we will continue to sell our new REALmagic products in substantial quantities or generate significant revenues from those sales. We cannot assure you that we will return to profitable operations in any future fiscal quarter or fiscal year. If profitable operations are achieved, we cannot assure you that they will be sustained.

         We have an Amended and Restated Business Loan Agreement with Silicon Valley Bank, dated October 26, 1998. Under the Agreement we gave two secured Promissory Notes in total principal amounts of $12 million and $6 million to Silicon Valley Bank. Under this Agreement and the Notes, we are subject to certain covenants relating to profitability and financial ratios. Since July, 1997, we have, on occasion, obtained waivers releasing us from our obligation to meet these covenants. We have a waiver for the quarter ended October 31, 1998. We expect to need another waiver for the quarter ending January 31, 1999. We cannot assure you that Silicon Valley Bank will grant that waiver. If we do not meet these covenants, and if we do not obtain another waiver, the loans may be in default. If we are in default, then the lender could accelerate payments on the Notes and we could suffer serious harm to our business, financial condition and prospects.

Marketing Risks; Volatility of OEM Customer Sales; Volatility of Resale Distribution

         Our ability to increase sales, achieve profitability and maintain REALmagic as a personal computer ("PC") industry multimedia standard depends substantially on our ability to achieve a sustained high level of sales to new Original Equipment Manufacture ("OEM") customers. We have not executed volume purchase agreements with any of our customers. Our customers are not under any obligation to purchase any minimum quantity of our products. We have not achieved bundling agreements with many OEM customers to ensure the success of our REALmagic product line. Also, even if we achieve new design wins, we cannot assure you that PC manufacturers will purchase our products in substantial volumes. Sales to any particular OEM customer are subject to significant variability from quarter to quarter and to severe price pressures by competitors. Based on our experience in the PC industry, we expect that our actual sales to OEM customers will experience significant fluctuations. Also, estimates of future sales to any particular customer or groups of customers are inherently uncertain.

         Our ability to achieve sustained profitability also depends on a substantial increase in the sales of REALmagic products through domestic and international distributors for resale through corporate markets. Sales to such distributors are typically subject to contractual rights of inventory rotation or price protection. The failure of distributors to achieve sustained sell-through of REALmagic products could result in product returns or collection problems. This could contribute to fluctuations in our results of operations. We cannot assure you that we will be successful in maintaining a significant market for our REALmagic products.

Technological Change; Uncertainty of Achievement of Technological Leadership

         The market for multimedia PC products is characterized by the following: rapidly changing technology and user preferences, evolving formats for compression of video and audio data, and frequent new product introductions. Even though REALmagic products and related software titles have gained initial market acceptance, our success depends, among other things, on our ability to achieve and maintain technological leadership and to remain competitive in terms of price and product performance.

         To  have   technological   leadership,   we  must   continue   to  make
technological advancements and research and development investments in the area of MPEG video and audio decoding. These advancements include the following:

     o   compatibility with emerging standards and multiple platforms;
     o   improvements to the REALmagic architecture; and
     o   enhancements to the REALmagic application programming interface.

         We cannot assure you that we will be able to make these advancements to our REALmagic technology. If we do make these advances, we cannot assure you that we will be able to achieve and maintain technological leadership. Any material failure by us or OEMs and software developers to develop or incorporate any required improvement could adversely affect the continued acceptance of our technology and the introduction and sale of future products based on our technology. We cannot assure you that products or technologies developed by others will not render obsolete our technology, and the products based on our technology.

         To be competitive, we must anticipate the needs of the market and successfully develop and introduce innovative new products in a timely fashion. We cannot assure you that we will be able to successfully complete the design of our new products, have these products manufactured at acceptable manufacturing yields, or obtain significant purchase orders for these products. The introduction of new products may adversely affect sales of existing products and contribute to fluctuations in operating results from quarter to quarter. Our introduction of new products also requires that we carefully manage our inventory to avoid inventory obsolescence. In addition, new products, as opposed to more mature products, typically have higher initial component costs. This higher cost could result in downward pressures on our gross margins.

Competition

         The market for multimedia PC products is highly competitive, and is driven by faster processors provided by Intel Corporation and other companies.
Intel   processors   have,  in  recent
years, included increased graphics functionality. Other companies with more experience and financial resources may develop a competitive product that could inhibit future growth of our REALmagic technology. Increased competition may be generated from several major computer product manufacturers that have developed products and technologies that could compete directly with REALmagic products on the PC platform. These competitors include:

     o   SGS Thompson Microelectronics;
     o   C-Cube Microsystems;
     o   IBM Corporation;
     o   Zoran Corporation; and
     o   LSI Logic.

         In addition, Intel processors are becoming more powerful, so that video decoding could eventually be done in software. Intel processors have, in recent years, included increased graphics functionality. Most of our competitors have substantial experience and expertise in audio, video and multimedia technology and in producing and selling consumer products through retail distribution. These companies also have substantially greater engineering, marketing and financial resources than we have. Our competitors could form cooperative relationships that could present formidable competition to us. We cannot assure you that our REALmagic technology will achieve commercial success or that it will compete effectively against other interactive multimedia products, services and technologies that currently exist, are under development, or may be announced by competitors.

Reliance on a Single Line of Products; Source of Net Sales; Market Demand for Multimedia Products

         Our business strategy is, and has been, to focus on REALmagic products by investing heavily in PC-based MPEG technology. In the fiscal year ended January 31, 1998 and the six months ended July 31, 1998, sales of multimedia products accounted for virtually all of our net sales. A decline in market demand for multimedia products will materially adversely affect our operating results. Our present reliance on REALmagic products is further affected by the fact that multimedia product sales are concentrated in the PC industry. A decline in demand for PCs could have a material adverse effect on our operating results and financial condition.

Variability of Operating Results; Seasonal Variations in Demand; DVD Technology

         Our operating results have fluctuated in the past and may continue to fluctuate in the future. This fluctuation is due to a number of factors, including the following and others:

     o   our new product introductions and our competitors;
     o market acceptance of our products by OEMs, software developers and end users;
     o   the success of our promotional programs;
     o   gains or losses of our significant customers;
     o   reductions in selling prices;

     o   inventory obsolescence;
     o   an interrupted or inadequate supply of semiconductor chips;
     o   our ability to protect our intellectual property; and
     o   loss of our key personnel.

         In addition, sales to OEM customers are subject to significant variability from quarter to quarter. This variability depends on OEMs' timing and release of products that incorporate our REALmagic technology, experience with sales of these products and inventory levels.

         The market for consumer electronics products is characterized by significant seasonal swings in demand. Demand typically peaks in the fourth calendar quarter of each year. We expect to derive a substantial portion of our revenues from the sales of REALmagic products in the future. The demand for our products will depend in part on the success of digital video technology. In light of this, our revenues may vary with the availability of and demand for DVD titles. This demand may increase or decrease as a result of a number of factors that cannot be predicted, such as consumer preferences and product announcements by competitors.

         Announcements of directly competing products will likely have a negative effect on our operating results. Based on our experience, we believe that a substantial portion of our shipments will occur in the third month of a quarter, with significant shipments completed in the latter part of the third month. This shipment pattern may cause our operating results to be difficult to predict. Currently, we place noncancellable orders to purchase semiconductor products from our foundries with a long lead time. Consequently, if, as a result of inaccurate forecasts or cancelled purchase orders, our anticipated sales and shipments in any quarter do not occur when expected, our inventory levels could be disproportionately high. This could require significant working capital, and negatively affect our operating results.

Manufacturing Risks; Reliance on Independent Suppliers; Forecasting Risks; Production Delay Risks

         Our REALmagic products and components are presently manufactured by outside suppliers or foundries. We do not have long-term contracts with these suppliers. We conduct business with our suppliers on a written purchase order basis. Our reliance on independent suppliers subjects us to several risks. These risks include:

     o   the absence of adequate capacity;
     o the unavailability of, or interruptions in access to, certain process technologies; and
     o reduced control over delivery schedules, manufacturing yields and costs.

We obtain some of our components from a single source. Delays or interruptions have not occurred to date, but any delay or interruption in the supply of any of the components required for the production of our REALmagic multimedia card currently obtained from a single source could have a material adverse impact on our sales of REALmagic products, and on our business.

         We must provide our suppliers with sufficient lead time to meet our forecasted manufacturing objectives. Any failure to properly forecast such quantities could materially adversely affect our ability to produce REALmagic products in sufficient quantities. We cannot assure you that our forecasts regarding new product demand will be accurate, particularly because we sell our REALmagic products on a purchase order basis. Manufacturing the REALmagic chipsets is a complex process, and we may experience short-term difficulties in obtaining timely deliveries. This could affect our ability to meet customer demand for our products. Any such delay in delivering products in the future could materially and adversely affect our operating results. Also, should any of our major suppliers become unable or unwilling to continue to manufacture our key components in required volumes, we will have to identify and qualify acceptable additional suppliers. This qualification process could take up to three months or longer and additional sources of supply may not be in a position to satisfy our requirements on a timely basis.

         In the past, we have experienced production delays and other difficulties, and we could experience similar problems in the future. In addition, product defects may occur and they may escape identification at the factory. This could result in unanticipated costs, cancellations, deferrals of purchase orders, or costly recall of products from customer sites.


Dependence on Key Personnel


         Our future success depends in large part on the continued service of our key technical, marketing, sales and management personnel. Given the complexity of REALmagic technology, we are dependent on our ability to retain and motivate highly skilled engineers involved in the ongoing hardware and software development of REALmagic products. These engineers are required to refine the existing hardware system and application programming interface and to introduce enhancements in future applications. The multimedia PC industry is characterized by high level employee mobility and aggressive recruiting of skilled personnel. Despite incentives we provide to them, our current employees may not continue to work for us, and if additional personnel were required for our operations, we may not able to obtain the services of additional personnel necessary for our growth. We do not have "keyperson" life insurance policies on any of our employees.

Limited   Intellectual   Property   Protection;   Patents  and  Pending   Patent
Applications; Litigious Sector

         Our ability to compete may be affected by our ability to protect our proprietary information. We currently hold ten patents covering the technology underlying the REALmagic products. We have filed certain patent applications and are in the process of preparing others. We cannot assure that any additional patents for which we have applied will be issued or that any issued patents will provide meaningful protection of our product innovations. Like other emerging multimedia companies, we rely primarily on trade secrets and technological know-how in the conduct of our business. We also rely, in part, on copyright law to protect our proprietary rights with respect to REALmagic technology. We use measures such as confidentiality agreements to protect our intellectual property. These methods of protecting our intellectual property may not be sufficient.

         The electronics industry is characterized by frequent litigation regarding patent and intellectual property rights. Any such litigation could result in significant expense to us and divert the efforts of our technical and management personnel. In the event of an adverse result in any such litigation, we could be required to expend significant resources to develop noninfringing technology or to obtain licenses to the technology that is the subject of the litigation, and we may not be successful in such development or in obtaining such licenses on acceptable terms, if at all. In addition, patent disputes in the electronics industry have often been settled through cross-licensing arrangements. Because we do not yet have a large portfolio of issued patents, we may not be able to settle an alleged patent infringement claim through a cross-licensing arrangement.

Risks of International Operations; Substantial Percentage of Net Sales Derived From the Asia Pacific Region

         During the fiscal years ended January 31, 1998, 1997 and 1996, sales to international customers accounted for approximately 64%, 72% and 63% of our net sales, respectively. We anticipate that sales to international customers, including sales of REALmagic products, will continue to account for a substantial percentage of our net sales. Also, some of the foundries that manufacture our products and components are located in Asia. Overseas sales and purchases to date have been denominated in U.S. dollars.

         Due to the concentration of international sales and the manufacturing capacity in Asia, we are subject to the risks of conducting business internationally. These risks include unexpected changes in regulatory requirements and fluctuations in the U.S. dollar that could increase the sales price in local currencies of our products in international markets, or make it difficult for the Company to obtain price reductions from its foundries. We do not currently engage in any hedging activities to reduce our exposure to exchange rate risks. If and when we engage in transactions in foreign currencies, our results of operations could be adversely affected by exchange rate fluctuations.

         We derive a substantial portion of our revenues from sales to the Asia Pacific region. This region of the world is subject to increased levels of economic instability, and this instability could have a material adverse effect on our results of operations.


Volatility of Stock Price


         The market of our Common Stock has been subject to significant volatility. This volatility is expected to continue. The following factors, among others, may have a significant impact on the market price of our Common
Stock:

     o   our announcement of the introduction of new products;
     o   our competitors' announcements of the introduction of new products;
     o market conditions in the technology, entertainment and emerging growth company sectors; and
     o   short sales by shareholders and others.

         The stock market has experienced, and is currently experiencing, volatility that particularly affects the market prices of equity securities of many high technology and development stage companies, such as those in the electronics industry. This volatility is often unrelated or disproportionate to the operating performance of such companies. These fluctuations, as well as general economic and market conditions, could adversely affect the price of our Common Stock.

Potential for Dilution from Conversion of Series B Preferred Stock

         Series B Preferred Stock. As of December 7, 1998, 2,250 shares of our Series B Convertible Preferred Stock were issued and outstanding. The shares of Series B Preferred Stock are convertible at the option of the holders into that number of shares of Common Stock as is generally determined by the following formula:

     o Multiply the stated value ($1,000) by the number of outstanding shares of Series B Preferred Stock (under certain circumstances, this value may be increased by a premium based on the number of days the Series B Preferred Stock is held), and divide the product by the then current Conversion Price (set forth below).

     o The Conversion Price is based on the average of the lowest six trading prices of our Common Stock in the twenty trading days ending one day prior to the date of conversion of the Series B Preferred Stock. Thus, if the Series B Preferred Stock was converted on December 7, 1998, the Conversion Price would have been $2.06.

         Based on this formula, if the remaining outstanding Series B Preferred Stock was converted on December 7, 1998, it would have been convertible into approximately 1,092,233 shares of Common Stock. This number can prove to be significantly greater in the event of a decrease in the trading price of our Common Stock. Purchasers of our Common Stock will experience substantial dilution of their investment upon conversion of the Series B Preferred Stock. However, in the event the price of our Common Stock falls below $3.26, subject to applicable laws restricting our repurchase of stock, we have the option to elect to pay cash (at a premium to the then current market price of our Common Stock) to the holders of Series B Preferred Stock in lieu of converting the shares of Series B Preferred Stock. In the event we elect to pay cash, purchasers of our Common Stock will suffer less dilution. Our election to pay cash, however, will come at the expense of diverting our available cash funds from other potential uses. The shares of Series B Preferred Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144.

         As of December 7, 1998, warrants to purchase 50,000 shares of Common Stock issued to the purchasers of the Series B Preferred Stock and exercisable for a period of three years following May 1, 1998 at a price of $5.16 (as may be adjusted from time to time under certain antidilution provisions) were outstanding.

         As of December 7, 1998, 5,854,398 shares of Common Stock were reserved for issuance upon exercise of our outstanding warrants and options (excluding the warrants issued to the purchasers of the Series B Preferred Stock) and an additional 4,300,000 shares of Common Stock were reserved for issuance upon conversion of the preferred stock and exercise of the warrants issued to the purchasers of the Series B Preferred Stock. At October 31, 1998, there were 13,514,735 shares of Common Stock outstanding. Of these outstanding shares, 13,492,952 were freely tradable without restriction under the Securities Act unless held by affiliates who are subject to certain limitations under Rule 144 of the Securities Act of 1933, as amended.




Impact of the Year 2000 Issue


         Year 2000 Compliance. We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

         We have tested our products and believe our products are year 2000 compliant. Our management has also conducted a review of our exposure to the year 2000 problem, including working with computer systems and software vendors. We currently believe that our internal systems are year 2000 compliant. We do not expect to further incur any significant operating expenses or invest in additional computer systems to resolve issues relating to the year 2000 problem, with respect to both our information technology and product and service functions.

         However, significant uncertainty remains concerning the effects of the year 2000 problem, including uncertainty regarding assurances made by vendors. In addition, we have not investigated year 2000 compliance of other entities who are not our vendors or who are vendors or purchasers of our product. For example, we do not have control over the compliance of our distributors, partners, banks, stock markets or systems in which our products are used.

         We cannot assume that third parties will be year 2000 compliant, and if they are not, we cannot assume that we will not be subject to actions,
liabilities  or  damages  associated  with  these  failures.   We  will  develop
appropriate contingency plans in the event that a significant exposure arises relative to any such third parties.

                                   THE COMPANY

Overview

         The following sections regarding the Company contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as discussed in this Registration Statement.

         We design, manufacture (using subcontractors) and market multimedia products for use with personal computers. The emergence of multimedia technology in the personal computer (PC) market has dramatically changed the way in which users interact with computers. Multimedia integrates different elements, such as sound and video, to enhance the computing experience and deliver a heightened sense of realism. Through its REALmagic product line incorporating Moving Picture Experts Group (MPEG) technology, Sigma Designs has become a leader in this emerging market.

         Prior to MPEG's introduction, video on personal computers suffered from serious drawbacks. Motion pictures appeared jerky, and video was confined to small window sizes. MPEG, a defined International Standards Organization (ISO) standard for video compression, eliminated many of those problems and revolutionized multimedia on the PC platform. For the first time, MPEG users could play back full-screen, full-motion video combined with stereo audio, even from a standard CD-ROM. A single CD-ROM using the MPEG compression technique can store up to 74 minutes of full motion video and audio.

         With MPEG technology, producers can create (and users can enjoy) an interactive, television-like experience on a desktop PC. The result is a significant new visual impact, thereby opening possibilities for a wide range of entertainment, education, training and business presentation applications. In April 1997, the Company announced its entry into the Digital Video Disk ("DVD") market. A key element of the DVD specification is the use of MPEG-2 for digital video compression, a technology in which Sigma has established expertise. Sigma's REALmagic EM8300, EM8220 and EM8800 PC-based DVD and SVCD solutions are extensions of the Company's MPEG expertise and provide a highly-integrated solution for the PC-DVD and PC-SVCD markets.


The REALmagic MPEG Standard

         Since its first shipment in November 1993, REALmagic technology has received support from PC industry leaders, software developers and OEM and retail customers.

Partnership with PC Industry Leaders


         Sigma has developed strategic partnerships to develop and market network streaming video products with companies such as Hughes Network Systems, IBM, Microsoft Corporation, Oracle Corporation, Silicon Graphics, Inc., Starlight Networks, Sun Microsystems, OptiVision and FVC.com.

Support from Software Developers

         Support for Sigma's REALmagic MPEG standard has grown to over 1,200 software developers. To further expand the list of developers, Sigma has worked directly with Microsoft on Microsoft's new streaming standard for MPEG-2 called DirectShow. Sigma Designs is the first and currently the only company shipping drivers with DirectShow support for streaming MPEG-2 video, making it the only recommended decoder for use with Microsoft's NetShow Theater video server.

         Using the DirectShow standard, software developers can create streaming video applications with virtually any video server-without any C programming at all. This enables universities and corporations to get live video and video on demand applications online very rapidly, which shortens the sales process.


Support from OEMs


         In the United States, Dell Computer Corporation, Compaq Computer Corporation, IBM, Hughes Network Systems and OptiVision have purchased REALmagic cards for installation inside their systems for streaming video. Additionally, Philips, Sony, Panasonic Canada, Matsushita, Toshiba, VideoLogic and several other companies market DVD kits that include REALmagic Hollywood Plus playback cards, and several vendors base their DVD systems on REALmagic DVD playback cards.

Acceptance by the Corporate Market

         REALmagic is the most well-known and most recognized brand name for MPEG video on PCs. Sigma Designs has developed this brand name through marketing campaigns and by building a reputation for delivering and supporting inexpensive MPEG decoders with robust, powerful and flexible software drivers. This has made Sigma Designs' REALmagic the de facto standard for corporate market projects such as corporate-wide rollouts at Merrill Lynch, Smith Barney and Wal-Mart.

REALmagic Business Strategy


         Sigma's corporate objective is to continue to be a leading provider of MPEG multimedia products that enable full-screen, full-motion, TV-like quality video on the standard desktop and the notebook PC. To accomplish this goal the Company intends to promote widespread acceptance of REALmagic technology. The key parts of this strategy include:

Win More OEM Partnerships and Further Penetrate the Corporate Market

         To establish REALmagic for MPEG-2 as a standard, the Company will continue to seek design wins with major PC manufacturers worldwide, in which the OEMs will factory-install REALmagic boards or chipsets inside their multimedia PCs. On the retail side, the Company's systems integration sales team will continue to work with its network of national distributors and special Value Added Resellers (VARs) to distribute its high-end REALmagic playback card. In Europe and Asia Pacific, the Company will continue to expand its relationship with distributors as well as OEMs and VARs. In addition, the Company will seek to sell chipsets to add-on card manufacturers that will, in turn, market to owners of Pentium PCs.

Introduce New Generations of REALmagic, Offer REALmagic products at Competitive Prices and Continually Reduce Product Costs

         A significant aspect of the Company's product strategy is to increase the sale of REALmagic chipsets while continuing to develop newer versions and generations of REALmagic products, including chipsets for both desktop and notebook PCs. The Company seeks to continue to offer consumers better-featured and lower-priced products over time.


REALmagic Products


         The Company currently offers a complete family of REALmagic products including:

     o REALmagic Hollywood Plus-In April 1997, the Company announced its entry into the DVD market. The REALmagic Hollywood Plus MPEG-2 playback card turns a PC into a full-featured DVD player that exploits many of the digital video and digital surround sound capabilities of the DVD format and upcoming MPEG-2 interactive titles. The REALmagic Hollywood Plus DVD/MPEG-2 playback card displays flicker-free video at full-screen resolution, making video watching on a PC a new experience. Movies can be simultaneously displayed on the PC monitor and on a large-screen TV.

     o REALmagic NetStream 2-In October 1997, the Company announced its entry into the MPEG-2 networked video market. Products in the NetStream family include specialized hardware and software developed specifically for delivering video to corporate desktops and can be used for both video on demand and broadcast video playback. NetStream 2 is an MPEG-2 playback card offering full plug and play installation and compatibility with a broad range of third-party applications, including video servers for video on demand, MPEG encoders for stored or real-time playback, satellite delivery systems, streaming video playback systems and scores of customizable interactive training titles.

     o REALmagic EM8300-In March 1998, the Company announced the introduction of the EM8300 REALmagic DVD/MPEG-2/MPEG-1 decoder Integrated Circuit ("IC"). Integrating virtually all functions of a DVD decoder on one chip, the EM8300 is designed to provide a highly integrated, cost effective vehicle for high-quality DVD. The EM8300 feature set draws on Sigma's industry-leading experience in the DVD/MPEG-2 market with earlier designs such as the REALmagic Ventura and REALmagic Hollywood decoder cards. The result is a blend of performance and affordability that can be key to gaining market share in the rapidly growing DVD market.

     o REALmagic EM8220 DVD/MPEG-2 VGA Add-On Card-In June 1998, the Company announced the introduction of a daughter card to add to Intel i740-based 2D/3D Video Graphics Array ("VGA") graphics cards to quickly and effectively deliver high-performance, video-ready multimedia systems.

     o REALmagic DVD/MPEG-2 Notebook Module-Designed to connect directly to the VGA controller through the ZV-bus and to the system bus through the module's Peripheral Component Interconnect ("PCI") interface, the notebook module gives notebook users all of the power and impact of DVD performance with their go-anywhere systems.

     o REALmagic EM8800-In October 1998, the Company announced the REALmagic EM8800 decoder IC, the first single-chip PC solution for China's new Super Video Compact Disk ("SVCD") standard. Integrating virtually all SVCD decoding functions on one chip, the EM8800 can turn a PC into a full-featured home theater video player that fully exploits the improved video quality supported by the SVCD standard.


Marketing and Sales


         Sigma Designs currently distributes its products through sales to national and regional distributors, value-added resellers and OEMs in the U.S. and throughout the world. The Company's U.S. distributors include Ingram Micro, Inc. and Tech Data, and its OEMs include Sony, Philips, Panasonic Canada, IBM Canada, Matsushita, Toshiba, Kapok Computers, Sidus/TigerDirect, Inc., Royal Computer, ASE Technologies, LungHwa Electronics Co., Ltd., Formosa Industrial Computing, Labway Corporation and others. The Company's international distributors are strategically located in many countries around the world.

         The Company generally acquires and maintains products for distribution through corporate markets based on forecasts rather than firm purchase orders. Additionally, the Company generally acquires products for sale to its OEM customers only after receiving purchase orders from such customers, which purchase orders are typically cancellable without substantial penalty from such OEM customers. The Company currently places noncancellable orders to purchase semiconductor products from its suppliers on a twelve- to sixteen-week lead time basis. Consequently, if, as a result of inaccurate forecasts or cancelled purchase orders, anticipated sales and shipments in any quarter do not occur when expected, expenses and inventory levels could be disproportionately high, requiring significant working capital and resulting in severe pressure on the Company's financial condition.

         Sales to distributors are typically subject to contractual rights of inventory rotation and price protection. Regardless of particular contractual rights, the failure of one or more distributors or

OEMs to achieve sustained sell-through of REALmagic products could result in product returns or collection problems, contributing to significant fluctuations in the Company's operating results.


Research and Development


         As of November 30, 1998 the Company had a staff of 31 research and development personnel. The research and development personnel conduct all the Company's product development. The Company is focusing its development efforts primarily on MPEG multimedia products, including new and improved versions of REALmagic MPEG chipsets and cost reduction processes.

         To achieve and maintain technological leadership, the Company must continue to make technological advancements in the areas of MPEG video and audio compression and decompression. These advancements include maintaining compatibility with emerging standards and multiple platforms, making improvements to the REALmagic architecture, and developing enhancements to the REALmagic Application Programming Interface (API).


         There can be no assurance that the Company will be able to make any such advancements in the REALmagic MPEG technology or, if they are made, that the Company will be able to market such advancements to maintain profitability and its technological leadership.


         During fiscal 1998, fiscal 1997 and fiscal 1996, the Company's research and development expenses were $4,948,000, $4,688,000 and $4,499,000, respectively. The Company plans to continue to devote substantial resources to research and development of future generations of MPEG and other multimedia products.


Competition


         The market for MPEG multimedia products is highly competitive; companies such as C-Cube Microsystems have a high profile in the industry. Although the Company does not believe that any products sold by a third party are in direct competition with the REALmagic decoding card in terms of price and performance, the possibility that other companies with more marketing and financial resources may develop a competitive product may inhibit the wide acceptance of REALmagic technology. The Company believes that many computer product manufacturers are developing MPEG products that will compete directly with REALmagic products in the near future.

         The Company believes that the principal competitive factors in the market for MPEG multimedia hardware products include time to market for new product introductions, product performance, compatibility with industry standards, price and marketing and distribution resources. The Company believes that it competes most favorably with respect to time to market, product performance and price of its REALmagic products. Moreover, the Company believes that the acceptance of the REALmagic API as an industry standard for software development could provide a significant competitive advantage for the Company. However, there can be no assurance that the REALmagic API will be established as an industry standard or that the Company's lead time in product introduction will be sustained.

Licenses, Patents and Trademarks

         The Company is seeking patent protection for certain software and hardware features in current and future versions of REALmagic. The Company currently has fifteen pending patent applications for its REALmagic technology. Ten patents have been issued to the Company. There can be no assurance that more patents will be issued or that such patents, even if issued, will provide adequate protection for the Company's competitive position. The Company also attempts to protect its trade secrets and other proprietary information through agreements with customers, suppliers and employees and other security measures. Although the Company intends to protect its rights vigorously, there can be no assurance that these measures will be successful.


Manufacturing


         To reduce overhead expenses, along with capital and staffing requirements, the Company currently uses third-party contract manufacturers to fulfill all of its manufacturing needs, including chipset manufacture and board-level assembly. All of the chips used by the Company to develop its decoding products are manufactured by outside suppliers and foundries. Each of these suppliers is a sole source of supply to the Company of the respective chips produced by such supplier.


         The Company's reliance on independent suppliers involves several risks, including the absence of adequate capacity and reduced control over delivery schedules, manufacturing yields and costs. Any delay or interruption in the supply of any of the components required for the production of REALmagic products could have a material adverse impact on the sales of the Company's products and, thus, on the Company's operating results.



Backlog


         Since the Company's customers typically expect quick deliveries, the Company seeks to ship products within a few weeks of receipt of a purchase order. However, the customer may reschedule delivery of products or cancel the purchase order entirely without significant penalty. Historically, the Company's backlog has not been reflective of future sales. The Company also expects that in the near term, its backlog will continue to be not indicative of future sales.


Employees


         As of November 30, 1998, the Company had 71 full-time employees, including 31 in research and development, 15 in marketing, sales and support, 10 in operations, and 15 in finance and administration.

         The Company's future success will depend, in part, on its ability to continue to attract, retain and motivate highly qualified technical, marketing, engineering and management personnel, who are in great demand. The Company's employees are not represented by any collective bargaining unit, and the Company has never experienced a work stoppage. The Company believes that its employee relations are satisfactory.



                                 USE OF PROCEEDS


         The Company will not receive any proceeds from the sale of shares hereunder by the Selling Shareholders.


                              SELLING SHAREHOLDERS

         On June 25, 1997, the Company entered into a Subscription Agreement with Banque Edouard Constant SA and RIC Entity Limited, pursuant to which those two entities purchased certain shares of Series A Preferred Stock that are convertible into Common Stock of the Company (the "Preferred Stock") in an aggregate amount of $4,500,000, and, concurrent with the purchase of the Preferred Stock, such entities also received warrants to purchase additional Common Stock at an exercise price in excess of the conversion price of the Preferred Stock. The original Registration Statement No. 333-33147 was filed by the Company pursuant to the exercise of certain registration rights granted under the Subscription Agreement. In addition, the Company granted 10,000 shares of Common Stock to Gene Jung on behalf of Trinity Capital Advisors, Inc. in consideration for his efforts in assisting with the sale of the Preferred Stock.

         On March 11, 1998, the Company, Banque Edouard Constant SA ("BEC"), and KA Investments LDC entered into an Assignment and Assumption Agreement under which KA Investments LDC purchased from BEC 15,000 shares of Series A Preferred Stock convertible into shares of the Company's Common Stock and a Warrant exercisable for 21,428 shares of the Company's Common Stock (the "Warrant"). The Series A Preferred Stock and Warrant now held by KA Investments LDC is subject to the terms of the June 25, 1997 Subscription Agreement, a Certificate of Determination of Preferences filed in connection with the initial issuance of the Preferred Stock, and a Registration Rights Agreement.

         In accordance with the Assignment and Assumption Agreement, KA Investments LDC obtained certain registration rights relating to the shares of Series A Preferred Stock and the Warrant under the Registration Rights Agreement.

         The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of December 7, 1998 by the Selling Shareholders as follows: (i) the name of each Selling Shareholder; (ii) the number of the Company's outstanding shares of Common Stock beneficially owned by such Selling Shareholders (including shares obtainable under options exercisable  within sixty (60) days of such date) prior to the offering  hereby;
(iii) the number of shares of Common Stock being offered hereby; and (iv) the number of and percentage of the Company's outstanding shares of Common Stock to be beneficially owned by each Selling Shareholder after completion of the sale of Common Stock. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. The Selling Shareholders have not held any position or office or had a material relationship with the Company or any of its affiliates within the past three years.


                                                                 Number of Shares of Common Stock
                                                   ---------------------------------------------------------------------
                                                                                                     Beneficially
                                                                                                        Owned
                                                   Beneficially                                    After Offering(1)
                                                  Owned Prior to                                ----------------------
Name and Address                                    Offering(1)         Being Offered hereby      Number         Percent
----------------                                    -----------         --------------------      ------         -------
Banque Edouard Constant(3)                         35,714(2)                  35,714               0(3)            0(3)
  c/o Kernco Trust SA
  2, rue Jargonnaut
  P.O. Box 6432 CH
  1211 Geneva 6
  Switzerland

Gene Jung                                           3,000                      3,000               0(3)            0(3)
Trinity Capital Advisors, Inc.
369 Pine Street, Suite 310
San Francisco, CA
94114

KA Investments  LDC                               402,254(4)                 240,181         162,073(3)         1.2%(3)
  c/o Tarmachan Capital Management
  1712 Hopkins Crossroads
  Minnetonka, Minnesota 55305

RIC Equity Limited                                  7,143(5)                   7,143               0(3)            0(3)
c/o Rana Investment Company
P.O.  Box 60148
Riydadh 11545




Saudi Arabia


---------------------------

(1) The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the potential right to acquire within sixty
     (60) days of the Offering through the conversion of the shares of Series A Preferred Stock or the exercise of the warrants.

(2) Represents shares underlying a warrant exercisable for 35,714 shares of Common Stock.

(3)  Assumes sale of all shares of Common Stock offered hereby.

(4) Includes the number of shares of Common Stock (i) issued upon conversion of shares of Series A Preferred Stock and (ii) issuable upon exercise of the Warrant to purchase 21,428 shares of Common Stock. Also includes an indeterminate number of shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and Conversion Price or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.




(5) Represents shares underlying a warrant exercisable for 7,143 shares of Common Stock.

                              PLAN OF DISTRIBUTION


         The Selling Shareholders may, from time to time, sell all or a portion of the shares on the Nasdaq Stock Market in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by The Selling Shareholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales, and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The Selling Shareholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in sales of the shares may be deemed to be "underwriters" withing the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith or in settlement of securities loans. If the Selling Shareholders engage in such transactions, the Conversion Price may be affected. From time to time the Selling Shareholders may pledge their shares pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a Selling Shareholder, the broker may offer and sell the pledged shares from time to time.

         The Company is required to pay all fees and expenses incident to the registration of the shares, including one half of any fees and disbursements (which half is not to exceed an aggregate of $5,000) of counsel to the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.



                                  LEGAL MATTERS

         Certain legal matters relating to validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                     EXPERTS


         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                TABLE OF CONTENTS

                                                                            Page

Available Information ....................................................  2
Incorporation of Certain Documents by Reference ..........................  3
Risk Factors .............................................................  3
The Company .............................................................. 12
Use of Proceeds .......................................................... 18
Selling Shareholders...................................................... 18
Plan of Distribution ..................................................... 22
Legal Matters ............................................................ 23
Experts .................................................................. 23


         You should rely on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Common Stock.

     In this Prospectus, the "Company," "Sigma," "we," "us," and "our" refer to Sigma Designs, Inc.

                                1,100,000 Shares


                               SIGMA DESIGNS, INC.

                                  Common Stock

                                  ------------
                                   PROSPECTUS
                                  ------------


                                December 10, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution


         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Nasdaq Stock Market Listing Fee.

Securities and Exchange Commission Registration Fee ................... $  1,460
Nasdaq Stock Market Listing Fee .......................................   17,500
Legal Fees and Expenses ...............................................   60,000
Accounting Fees and Expenses ..........................................   10,000
Blue Sky Fees and Expenses ............................................    2,500
Transfer Agent and Registrar Fees .....................................    5,000
Miscellaneous .........................................................    1,500
         Total ........................................................ $ 92,960

Item 15.   Indemnification of Directors and Officers

         Section 317 of the California Corporations Code authorizes a court to award or a corporation's Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IV of the Registrant's Second Restated Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors.


         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant o the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.   Exhibits and Financial Statement Schedules

         (a)   EXHIBITS


          4.1*    Form of Subscription  Agreement by and between the Company and the initial  purchasers  of the Series A  Preferred  Stock and warrants.
          4.2*    Form of  Registration  Rights  Agreement  by and  between  the
                  Company and the initial  purchasers  of the Series A Preferred
                  Stock and warrants.
          4.3     Assignment and Assumption  Agreement by and among the Company,
                  BEC and KA Investments LDC.
          4.4     Form of Stock Purchase Warrant.
          5.1     Opinion  of Wilson  Sonsini  Goodrich  & Rosati,  Professional
                  Corporation, counsel for the Registrant.
         23.1     Independent Auditors' Consent.
         23.2     Consent  of Wilson  Sonsini  Goodrich  & Rosati,  Professional
                  Corporation,  counsel for the Registrant  (included in Exhibit
                  5.1).
         24.1**   Power of Attorney.


* Incorporated by reference to Registration Statement No. 333-33147 (filed August 7, 1997).

**   Previously filed.



---------------------------

         Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the consolidated financial statements or notes thereto.

Item 17.   Undertakings

         Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


         (2) That, for the purpose of determining any ability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 10th day of December 1998.



                                                   SIGMA DESIGNS, INC.

                                                    By: /s/ Thinh Q.  Tran
                                                    ----------------------
                                                    Thinh Q. Tran
                                                    Chairman of the Board,
                                                    President and Chief
                                                    Executive Officer



         PURSUANT  TO THE  REQUIREMENTS  OF THE  SECURITIES  ACT OF  1933,  THIS
REGISTRATION  STATEMENT  HAS  BEEN  SIGNED  BY  THE  FOLLOWING  PERSONS  IN  THE
CAPACITIES AND ON THE DATE INDICATED:

         SIGNATURE                                   TITLE                                             DATE

  Thinh Q.  Tran*                           Chairman of the Board, President and Chief             December 10, 1998
--------------------------------------      Executive Officer (Principal Executive Officer)
  Thinh Q.  Tran


  Kit Tsui*                                 Director of Finance, Chief Financial Officer,          December 10, 1998
--------------------------------------      Secretary (Chief Financial and Accounting Officer)
  Kit Tsui


  William J.  Almon*                        Director                                               December 10, 1998
--------------------------------------
  William J.  Almon


  William Wang*                             Director                                               December 10, 1998
--------------------------------------
  William Wang


*By: /s/ Thinh Q. Tran                                                                             December 10, 1998
--------------------------------------
     Attorney-in-Fact


                                      II-4

                                  EXHIBIT INDEX

EXHIBIT NUMBER
--------------



          4.1* Form of Subscription Agreement by and between the Company and the initial purchasers of the Series A Preferred Stock and warrants.

          4.2* Form of Registration Rights Agreement by and between the Company and the initial purchasers of the Series A Preferred Stock and warrants.

          4.3 Assignment and Assumption Agreement by and among the Company, BEC and KA Investments LDC.

          4.4     Form of Stock Purchase Warrant.


          5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Registrant.


         23.1     Independent Auditors' Consent.


         23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Registrant (included in Exhibit 5.1).


         24.1**   Power of Attorney. (See page II-4).


* Incorporated by reference to Registration Statement No. 333-33147 (filed August 7, 1997).

**   Previously filed.




                                      II-5